EXHIBIT 99.1

ATLANTIC AMERICAN REPORTS 21.5% INCREASE IN FIRST QUARTER
OPERATING INCOME

ATLANTA, Georgia, May 14, 2012 - Atlantic American Corporation (Nasdaq- AAME) today reported first quarter 2012 results, which included a 21.5% increase in operating income for the quarter ended March 31, 2012 to $762,000 compared to $627,000 in the first quarter of 2011.  As a result of the increase in operating income and a $1.0 million increase in realized investment gains, net income in the first quarter of 2012 increased to $1.7 million, or $0.07 per diluted share, compared to $0.5 million, or $0.02 per diluted share, in the first quarter of 2011.  Total revenue for the first quarter of 2012 increased to $34.6 million, an increase of 23.2% from 2011 first quarter revenue of $28.1 million.  Premiums for the first quarter of 2012 increased 20.7% to $30.7 million from $25.4 million for the comparable quarter in 2011.  The increase in premiums for the 2012 first quarter was primarily attributable to strong premium growth in the life and health business, particularly in the Medicare supplement product.

Commenting on the quarter, Hilton H. Howell, Jr., Chairman, president and chief executive officer, stated “The premium growth in our life and health business has continued through the first quarter of 2012 and while demand for our products is strong, we continue to be disciplined in our growth.  While our targeted “Claim Your Life” television campaign has only recently begun, feedback from agents, prospects and our current customers is very positive and we will be expanding that campaign to additional markets in the near future.  Our property and casualty operation continues to manage through the current soft market as it strategically evaluates new business opportunities.  We recently paid our annual dividend to shareholders of record at the end of March and believe that the continued profitable growth which we are experiencing, along with other new business activities, will result in a continuing increase in shareholder value.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data
As of March 31, 2012
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2012	2011
Insurance premiums
Life and health	$ 20,869	$ 15,989
Property and casualty	9,812	9,433
Investment income	2,883	2,569
Realized investment gains, net	958	1
Other income	29	63

Total revenue	34,551	28,055

Insurance benefits and losses incurred
Life and health	14,653	11,336
Property and casualty	8,019	5,295
Commissions and underwriting expenses	7,033	7,901
Interest expense	657	640
Other	2,469	2,255

Total benefits and expenses	32,831	27,427

Income before income taxes	1,720	628
Income tax expense	63	159

Net income	$ 1,657	$ 469

Net income per common share (basic and diluted):	$ 0.07	$ 0.02

Reconciliation of Net Income to non-GAAP measurements

Net income	$ 1,657	$ 469
Income tax expense	63	159
Realized investment gains, net	(958)	(1)

Operating income	$ 762	$ 627

	March 31,	December 31,
Selected Balance Sheet Data	2012	2011

Total cash and investments	$ 248,228	$ 251,070
Insurance subsidiaries	221,116	222,925
Parent and other	27,112	28,145
Total assets	300,587	302,125
Insurance reserves and policyholder funds	149,882	147,194
Debt	41,238	41,238
Total shareholders' equity	95,918	96,277
Book value per common share	4.18	4.20
Statutory capital and surplus
Life and health	33,463	32,087
Property and casualty	38,076	37,988